NT 10-K

 OMB APPROVAL

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

SEC FILE NUMBER 0-10893
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NOTIFICATION OF LATE FILING

(CHECK ONE):   |X| Form 10-K |_| Form 20-F  |_| Form 11-K   [ ] Form 10-Q
CUSIP NUMBER  228390 20 9                                         |_|  Form N-SAR

For	Period Ended: December 31, 2002

Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR

       For the Transition Period Ended: _______________________________________

Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Crown Jewel Resources Corp.
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Full Name of Registrant

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Former Name if Applicable

7 Penn Plaza, Suite 1100
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Address of Principal Executive Officer (Street and Number)

New York, New York 10001
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (C)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25)b),  the following should be completed. (Check box if appropriate)

      X   (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      X   (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject  quarterly  report of transition  report Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The  accountant's  statement  or  other  exhibit  required  by Rule 12-b-25(C) has been attached if applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition  report or portion  thereof,  could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     Important information  needed  for  the  filing  is not yet  available.

PART IV - OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification

                  Lucien L. Vergier        (845)                    638-3222
                      (Name)             (Area Code)     (Telephone Number)

     (2)  Have all other periodic  reports required under Section 13 or 15(d) of the  Securities  Exchange Act of 1934 or Section 30 of the  Investment Company  Act of 1940  during  the  preceding  12  months  (of for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). X Yes |_| No
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     (3)  Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be reflected  by the  earnings  statements  to be included in the subject report or portion thereof? |_| Yes X No

     If   so, attach an explanation of the anticipated  change, both narratively and  quantitatively,  and,  if  appropriate,  state the  reasons why a reasonable estimate of the results cannot be made.

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 _____Crown Jewel Resources Corp._____
 (Name of Registrant as Specified in Charter)

has caused this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date _____3/31/03______________   By \S\Lucien L. Vergier
                                                                    Chief Executive Officer